EXHIBIT 99.1

OptimumBank

PRESS

Holdings, Inc.

RELEASE

FOR IMMEDIATE RELEASE

For more information contact:

May 11, 2004

Albert J. Finch, Chairman of the Board

Richard L. Browdy, President

(954) 452-9501

(954) 452-9501

OptimumBank Forms a Bank Holding Company

Plantation, FL. (May 11, 2004). OptimumBank Holdings, Inc. (NASDAQ:OPHC), parent of OptimumBank, announced today its reorganization into a bank holding company. In the reorganization approved by shareholders on April 29, 2004, OptimumBank shareholders received one share of stock of the holding company in exchange for each share of their stock in the bank.

Albert J. Finch, Chairman of the Board stated, “As a bank holding company, OptimumBank Holdings will not be subject to the same regulatory restrictions that are imposed on banks. We will be able to engage in a broader range of business activities than are currently permissible for state-chartered commercial banks.”

The Bank reported record net income of $423,774 or $.16 per share for the quarter ended March 31, 2004, a 148% increase over net income of $171,172 or $.07 per share reported for the prior year period. Since opening in November of 2000, the Bank has grown to $142.4 million in assets as of March 31, 2004 as compared to $83.3 million in assets at March 31, 2003, a $59.1 million increase. The Bank’s net loan portfolio also increased substantially, to a total of $111.4 million at March 31, 2004, a $43.4 million increase over March 31, 2003 balances.

Richard L. Browdy, President, noted, “We believe the holding company structure provides greater flexibility for raising capital, whether for asset growth or for future acquisitions, versus operating the bank on a stand-alone basis. We are currently reviewing our options to increase our capital base in order to maintain our current level of asset and deposit growth.”

OptimumBank, a wholly-owned subsidiary of OptimumBank Holdings Inc., offers retail banking, commercial banking and real estate lending services and products to individuals and businesses in Broward, Dade and Palm Beach Counties. The Bank also offers state-of-the-art internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.